UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8

(Registration No. 033-60879)

UNDER

THE SECURITIES ACT OF 1933

CalAmp Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	95-3647070
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

15635 Alton Parkway Suite 250 Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

1989 KEY EMPLOYEE STOCK OPTION PLAN

(Full Title of the Plans)

Jikun Kim

Senior Vice President and Chief Financial Officer

CalAmp Corp.

15635 Alton Parkway, Suite 250

Irvine, California 92618

(949) 600-5600

(Name, address and telephone number including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

CalAmp Corp., a Delaware corporation (the “Company”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the Company’s Registration Statement on Form S-8 (No. 033-60879), filed with the Securities and Exchange Commission (the “SEC”) on July 6, 1995, relating to the Company’s 1989 Key Employee Stock Option Plan (the “Registration Statement”), to deregister any and all securities of the Company registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2024, the Company and certain of its subsidiaries filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware for relief under chapter 11 of title 11 of the United States Code with a prepackaged chapter 11 plan. In connection therewith, on June 3, 2024, The Nasdaq Stock Market LLC (“Nasdaq”) determined to delist the Company’s Common Stock and to suspend trading thereof on June 12, 2024.

On June 28, 2024, Nasdaq filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist the Common Stock from Nasdaq and to deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC providing notice of the termination of registration of the Common Stock under Section 12(g) of the Exchange Act.

As a result of the determination to delist and deregister the Company’s Common Stock, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all securities, as applicable, registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California.

CALAMP CORP.

Date: July 17, 2024	By:	/s/ Jikun Kim
Jikun Kim Senior Vice President and CFO (Principal Financial Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.